March 8, 2001



Mr. John P. Hardaway
PIMCO
840 Newport Center Drive
Newport Beach, CA 92658

Dear John:

This is to confirm that the client-auditor relationship between PIMCO Commercial
Mortgage Securities Trust, Inc. and
Ernst & Young LLP has ceased


	Sincerely,



	/s/Ernst & Young LLP


cc:	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 11-3
	450 Fifth Street, N.W.
	Washington, D.C. 20549